UNITED STATES
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RTI SURGICAL, INC.
(Name of Registrant as Specified in Its Charter)

KRENSAVAGE PARTNERS, LP
KRENSAVAGE ADVISORS, LLC
KRENSAVAGE PARTNERS TOO, LP
KRENSAVAGE ADVISORS TOO, LLC
KRENSAVAGE ASSET MANAGEMENT LLC
MICHAEL P. KRENSAVAGE
JEFFREY D. GOLDBERG
DARREN P. LEHRICH
MARK D. STOLPER
FRANK R. WILLIAMS JR.

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Krensavage Asset Management LLC, together with the other participants named herein (collectively, “Krensavage”), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four director nominees at the upcoming 2016 annual meeting of stockholders of RTI Surgical, Inc., a Delaware corporation.

On May 18, 2016, Krensavage issued the following press release:

Glass, Lewis & Co. Supports Krensavage’s Call for Change on RTI Surgical’s Board

Recommends Shareholders Vote for Three of Krensavage’s Four Candidates on the GREEN Proxy Card

Confirms Krensavage’s Contention Management has Misallocated Capital, Failed to Execute

Agrees the Board has Failed to Hold Chief Executive Accountable for Weak Performance

Krensavage Agrees with Institutional Shareholder Services that RTI’s Performance Has Lagged Peers’

Krensavage Urges RTI Shareholders to Protect Their Investment by Voting the GREEN Proxy Card

NEW YORK – May 18, 2016 – Krensavage Asset Management LLC, a 6.0% shareholder of RTI Surgical, Inc. (NASDAQ: RTIX), praises Glass, Lewis & Co. LLC’s recommendation that investors vote for three of Krensavage’s four highly-qualified nominees on the GREEN proxy card at RTI’s May 26 annual meeting.

RTI shareholders likely would benefit from the additional oversight Krensavage’s nominees would bring to the board, the proxy services firm said in its May 17 report.

“Having thoroughly evaluated Krensavage’s arguments, we believe the Dissident makes a reasonable case that RTI has significantly underperformed on a total shareholder return basis for a prolonged period, that management has failed to successfully execute a winning strategy and poorly allocated capital, and that the board has failed to properly oversee the Company,” Glass, Lewis concluded.

“In particular, we believe the Dissident provides a compelling argument that the board has demonstrated a lack of regard for shareholder value by failing to hold the current CEO accountable for the Company’s weak performance over his 15-year tenure,” the proxy services firm said.

Glass, Lewis joins Institutional Shareholder Services Inc. (ISS) in concluding that lackluster shareholder returns require remediation. Measures of shareholder return “suggest the company was indeed in need of an intervention in its recent history,” ISS wrote in its May 13 report.

Both ISS and Glass, Lewis concluded that RTI director nominee Paul G. Thomas has over-extended himself with board commitments, serving as director of three public companies.

“This would ordinarily drive a WITHHOLD vote under ISS policy, as he is considered overboarded,” ISS wrote.

“In our view, the time commitment required by this number of board memberships, in addition to executive duties at Roka Biosciences, Inc., may preclude this nominee from dedicating the time necessary to fulfill the responsibilities required of directors,” Glass, Lewis wrote.

Glass, Lewis also highlighted significant concerns with entrenched board members CEO Hutchison and Mr. Gearen, stating:

“Mr. Hutchison has served as CEO of the Company since December 2001, a 15-year period that includes most of the Company’s existence as a public company, including all of the 10-year performance period discussed above, during which the Company’s total return was negative 56%. Mr. Gearen has served on the board for 18 years, inclusive of the Company’s entire history as a public company, during which its total return was negative 77%. As such, we believe it would be reasonable for shareholders to hold these two directors accountable for the Company’s poor performance during their tenures.”

We are pleased that Glass, Lewis recognized the strong qualifications and experiences of three of Krensavage’s nominees:

“In our view, Dissident Nominee Stolper is well qualified for service on the board given his significant CFO experience at a public healthcare company as well as his current and prior public company board experience. In addition, Dissident Nominee Goldberg possesses a wide range of operating and legal experience as well as board experience in the healthcare industry, while Dissident Nominee Williams is an executive of a publicly traded healthcare facilities REIT and has considerable transaction experience, including former senior level experience in healthcare investment banking. We believe the appointments of these three Dissident Nominees would provide the board with greater outside perspective and oversight as well as beneficial relevant experience in the healthcare sector.”

While ISS concluded RTI requires change and acknowledged Krensavage’s concerns, we believe it relied on flawed analysis to stop short of recommending Krensavage’s nominees. ISS, for example, found RTI’s expenses roughly in line with peers’. ISS focuses on expenses appearing on the income statement. RTI, however, has burdened shareholders with huge capital spending, raising questions about allocation of capital.

All capital spending eventually finds its way into the income statement. However, it does so over years or even decades. A more-telling analysis focuses on cash-flow statements. Between 2013 and 2015, RTI’s capital spending of $48.3 million swamped its operating cash flow of $11.4 million, resulting in a deficit of $36.9 million. That compares to RTI’s May 17 market value of $211 million. The company’s path is unsustainable.

We favor capital spending if it yields profitable growth. We remind shareholders, however, that RTI expects first-half 2016 earnings to decline more than 40% from the year-ago period on a revenue decline of 4.1%.

Earnings would rebound, according to RTI, in the second half. Still, “[t]he company, however, is guiding to flat revenue and declining EPS for 2016, which may underscore the dissident’s concern over management’s ability to sustainably grow the company,” ISS wrote.

In addition, we believe ISS erroneously focuses on EBITDA. If EBITDA weren’t dubious enough, ISS cites “adjusted” EBITDA, a metric that excludes expenses.  The main problem with EBITDA is its failure to consider capital spending. Taxes and interest are real costs as well.

What’s more, ISS cites a five-year compounded revenue growth that we believe overstates RTI’s organic expansion by including the July, 2013 purchase of Pioneer Surgical Technology Inc. The purchase of Pioneer added annual revenue of about $88 million to a company whose base was $175 million.

ISS fails to share our sense of urgency in concluding that RTI has already taken enough remedial action by refreshing its board. We object to this conclusion. First, during a March 29 telephone conversation to explain why RTI had rejected all four of our independent directors in favor of its own slate, a company representative thanked us for prodding it to action, saying it should have replaced directors earlier. The board’s procrastination indicates to us directors are acting on something other than the best interest of shareholders, probably politics. Glass, Lewis likewise believes the board’s changes fall short of what is required to improve RTI, stating: “While the board has been recently refreshed, including with three new Management Nominees up for election this year, we question the continued involvement of Mr. Hutchison, the CEO, and Mr. Gearen, who have served on the board for 15 years and 18 years, respectively. Ultimately, we believe shareholders could likely benefit from the additional independent oversight that the appointment of candidates nominated by Krensavage, a significant and longer-term shareholder of the Company, could provide.”

Second, ISS seemingly is giving RTI advance credit for fixing the company when, in our view, it has failed to earn that right. Consider Pioneer again. RTI slashed its guidance for the combined company weeks after providing it in 2013.

During a conference call touting the Pioneer purchase, the company projected Pioneer revenue growth of at least 10% a year. Revenue for the combined company compounded at roughly 2.3%, we calculate, since 2013 despite massive capital spending. Either Pioneer failed to deliver—and that’s tough to determine because RTI doesn’t segregate Pioneer sales—or RTI’s legacy business has suffered.

Krensavage urges all shareholders to follow Glass, Lewis’ recommendation for change on the RTI board.  Shareholders can’t afford to take the chance that RTI will fail again. Shareholders should vote to rescue RTI and choose the GREEN proxy card at the company’s May 26 annual meeting to elect Krensavage’s highly-qualified nominees.

Vote GREEN

Krensavage proposes highly-qualified independent nominees who will act on behalf of all shareholders.

Vote GREEN today to empower the shareholder.

Protect your investment and position RTI for growth by voting on the GREEN proxy card TODAY.

Krensavage Asset Management LLC
Louis A. Parks
(212) 518-1970
louis@krensavage.com

Investors with questions on how to vote, please contact:
InvestorCom
John Grau
(203) 972-9300 or Toll-Free (877) 972-0090